                                                                   EXHIBIT 10.01

THIS AGREEMENT is made on 23rd December, 1998 BETWEEN:

(1) THE PERSONS whose names and addresses are set out in column (A) of Schedule 1 (each a "Seller" and together the "Sellers");

(2) MERIFIRE OY (registered number 744.174) whose registered office is at Melkonkatu 16B, 00210 Helsinki, Finland (the "Purchaser"); and

(3) DENISON INTERNATIONAL PLC (registered number 02798239) whose registered office is at Masters House, 107 Hammersmith Road, London W14 0QH (the "Guarantor").

WHEREAS:

(A) Lokomec Oy (the "Company") is a private limited liability company short particulars of which are set out in Schedule 2 having a registered share capital of FIM250,000 represented by 405 ordinary shares of FIM500, each of which has been issued fully paid or credited as fully paid (the "Shares").

(B) The Sellers are the owners of the Shares in the proportions set out against their respective names in Schedule 1.

(C) The Sellers wish to sell and, in reliance upon (inter alia) the representations, warranties, indemnities and undertakings set out in this agreement, the Purchaser wishes to purchase the Shares on the terms set out in this agreement.

(D) The Company has declared a dividend regarding the fiscal year ending 31st August, 1998 of FIM4,106,700 payable on 5th January, 1999 to the Sellers in accordance with the decision of the shareholders' meeting of 7th December, 1998.

IT IS AGREED as follows:

1.   INTERPRETATION

     (1)  In this agreement:

     "Accountants" means Ernst & Young of Helsinki, or such other firm of internationally reputable accountants appointed by or at the direction of the Purchaser;

     "Accounting Standards" means in accordance with generally accepted accounting principles and practices in Finland and, subject to the foregoing, the accounting policies, practices, principles and treatments (including, for the avoidance of doubt, depreciation) consistently applied by the Company for annual statutory reporting purposes as at the Accounts Date;

     "Accounts" means the statutory audited profit and loss statement for the year ended on the Accounts Date and the balance sheet as at the Accounts Date of the Company;

     "Accounts Date" means 31st August, 1998;

     "Additional Cash Consideration" means the amount payable by the Purchaser to the Sellers under subclause 3(2);

     "1999 Accounts" means the accounts of the Company for the period 1st September, 1998 to 31st August, 1999, to be prepared by the Accountants in accordance with the Accounting Standards;

     "2000 Accounts" means the accounts of the Company for the period 1st September, 1999 to 31st August, 2000, to be prepared by the Accountants in accordance with the Accounting Standards;

     "2001 Accounts" means the accounts of the Company for the period 1st September, 2000 to 31st August, 2001, to be prepared by the Accountants in accordance with the Accounting Standards;

     "Business Day" means a day (excluding Saturday) on which banks are open for business in New York, London and Finland;

     "Completion" means completion of the sale and purchase of the Shares in accordance with clause 6;

     "Completion Date" means the date Completion takes place;

     "Deferred Consideration" means any amount payable by the Purchaser to the Sellers under clause 4;

     "Disclosure Letter" means the letter of the same date as this agreement from the Sellers to the Purchaser;

     "EBIT Statement" means a statement of the 1999 EBIT, 2000 EBIT or 2001 EBIT (as the case may be);

     "1999 EBIT" means such sum (whether positive or negative) as is the profits or the losses (as the case may be) of the Company as shall be ascertained from the 1999 Accounts before deducting any taxation on profits, and excluding any management charges payable to the Purchaser's Group, directors fees, other costs incurred by the Company in connection with the services of personnel not directly involved in the day to day business of the Company assigned to the Company by the Purchaser, the costs incurred by the

     Company in connection with the preparation and finalisation of the EBIT Statements, interest and other charges on borrowings payable by the Company and interest income payable to the Company;

     "2000 EBIT" means such sum (whether positive or negative) as is the profits or the losses (as the case may be) of the Company as shall be ascertained from the 2000 Accounts before deducting any taxation on profits and excluding any management charges payable to the Purchaser's Group, directors fees, other costs incurred by the Company in connection with the services of personnel not directly involved in the day to day business of the Company assigned to the Company by the Purchaser, the costs incurred by the Company in connection with the preparation and finalisation of the EBIT Statements, interest and other charges on borrowings payable by the Company and interest income payable to the Company;

     "2001 EBIT" means such sum (whether positive or negative) as is the profits or the losses (as the case may be) of the Company as shall be ascertained from the 2001 Accounts before deducting any taxation on profits and excluding any management charges payable to the Purchaser's Group, directors fees, other costs incurred by the Company in connection with the services of personnel not directly involved in the day to day business of the Company assigned to the Company by the Purchaser, the costs incurred by the Company in connection with the preparation and finalisation of the EBIT Statements, interest and other charges on borrowings payable by the Company and interest income payable to the Company;

     "Escrow Agreement" means the agreement in the form of that attached as
     Schedule 5 to be entered into between the Sellers, the Purchaser and Merita Bank Oyj contemporaneously with the signing of this agreement;

     "Initial Cash Consideration" means the amount payable by the Purchaser to the Sellers under subclause 3(l);

     "Intellectual Property Rights" means trade marks, trade and business names, rights in designs, patents, copyright, database rights, moral rights and rights in know-how and other intellectual property rights in each case whether registered or unregistered and including applications for the grant of any of the foregoing and all rights or forms of protection having equivalent or similar effect to any of the foregoing which may subsist anywhere in the world;

     "Key Person" means each of the Martti Jussila, Jari Toikka, Jussi Hanski, Tapio Lehti and Jussi Estola, together the "Key Persons";

     "Properties" means the immovable properties shortly described in Schedule 3 and "Property" means any of them and includes every part of each of them;

     "Purchaser's Group" means the Purchaser, its subsidiaries and subsidiary undertakings from time to time, the Guarantor and all subsidiaries or subsidiary undertakings, of the Guarantor (other than the Company) from time to time;

     "Taxation" means all direct and indirect taxes (including value added tax), social security contributions and other similar charges levied from or to be withheld and/or paid by the Company, as well as all interest or fines on any of them;

     "Warranties" means the representations and warranties on the part of the Sellers contained in clause 5(l).

     (2) In this agreement any reference, express or implied, to an enactment includes references to:

          (a) that enactment as re-enacted, amended, extended or applied by or under any other enactment before or after the signature of this agreement;

          (b) any enactment which that enactment re-enacts (with or without modification); and

          (c) any subordinate legislation made (before or after the signature of this agreement) under that enactment, as re-enacted, amended, extended or applied as described in paragraph (a) above, or under any enactment referred to in paragraph (b) above;

     and "enactment" includes any legislation in any jurisdiction.

     (3) Where any statement is qualified by the expression "so far as the Sellers are aware" or "to the best of the Sellers' knowledge, information and belief" or any similar expression that statement shall be deemed to include an additional statement that it has been made after due and careful enquiry.

     (4) Words denoting persons shall include bodies corporate and unincorporated associations of persons.


     (5) Subc1auses (1) to (4) above apply unless the contrary intention appears.

     (6)  The headings in this agreement do not affect its interpretation.

2.   SALE AND PURCHASE OF THE SHARES

     (1) The Sellers hereby sell and the Purchaser hereby purchases the Shares together with all rights attaching to them other than the dividend rights pertaining to the fiscal year ending on the Accounts Date approved in the shareholders' meeting of 7th December, 1998 and payable to the Sellers.

     (2)  The Sellers covenant with the Purchaser as follows:

          (a) that they have the right to sell and transfer the full legal and beneficial interest in the Shares to the Purchaser on the terms set out in this agreement; and

          (b) that on Completion they will, at their own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as the Purchaser may from time to time require in order to vest any of the Shares in the Purchaser or its assignee or as otherwise may be necessary to give full effect to this agreement.

     (3) The Shares shall be sold free from all liens, charges, equities and encumbrances and other rights exercisable by third parties.

     (4) The Sellers and the Purchaser agree that the risk and reward of the Company shall be for the account of the Purchaser from 1st September, 1998.

     (5) The total consideration of the sale of the Shares shall be the aggregate of the Initial Cash Consideration, the Additional Cash Consideration and the Deferred Consideration (if any), payable by the Purchaser in accordance with clauses 3 and 4. The aggregate amount of the Initial Consideration and the Additional Cash Consideration is FIM81,000,000.

3.   INITIAL CASH CONSIDERATION AND ADDITIONAL CASH CONSIDERATION

     (1) The initial consideration for the sale of the Shares shall be the sum of FIM70,000,000 payable in cash on Completion (the "Initial Cash Consideration").

     (2) The additional consideration for the sale of the Shares shall be the sum of FIM11,000,000 (the "Additional Cash Consideration") which shall be paid on Completion into the Seller's account in the name of the Sellers (the "Escrow Account") with Merita Bank Oyj in accordance with the terms of the Escrow Agreement. Subject to subc1ause 4(10), payment of the Additional Cash

          Consideration shall be made from the Escrow Account in three installments in accordance with the terms of the Escrow Agreement:

          (a) the sum of FIM5,000,000 on the date 12 months following the Completion Date;

          (b) the sum of FIM3,000,000 on the date 18 months following the Completion Date; and

          (c) the sum of FIM3,000,000 together with interest earned on the Escrow Account on the date 24 months following the Completion Date.

     (3) The Sellers shall be entitled to the Initial Cash Consideration and Additional Cash Consideration in the proportions shown in columns C and D of Schedule 1.

4.   DEFERRED CONSIDERATION

     (1) As further consideration for the sale of Shares the Purchaser shall (subject to the terms of this agreement) pay to the Sellers such sums (if any) as shall be payable pursuant to subclauses 4(6), 4(7) and 4(8).

     (2) Within 3 months of the end of the relevant period the Purchaser shall prepare and instruct the Accountants to audit the 1999 Accounts, the 2000 Accounts and the 2001 Accounts and to deliver a copy, together with a draft of the 1999 EBIT, 2000 EBIT or 2001 EBIT Statement (as the case may be) to the Purchaser and the Sellers.

     (3) Within 30 days of delivery of each draft EBIT Statement the Sellers shall notify the Purchaser in writing of any item or items they wish to dispute, failing which the relevant draft EBIT Statement shall be deemed to have been accepted. All costs incurred by the Accountants in the preparation of the 1999 EBIT, the 2000 EBIT and the 2001 EBIT Statements shall be borne by the Company.

     (4) If the item or items disputed in accordance with subclause 4(3) are not agreed in writing between the Sellers and the Purchaser within 45 days of delivery in accordance with subclause 4(2) above the item or items in dispute shall be determined by:

          (a)  such firm of accountants as the parties shall agree in writing;
               or

          (b) failing agreement of the identity of the firm of accountants within a further 10 days from the expiry of the period of 45 days referred to above, such firm of internationally reputable accountants as may be appointed for this purpose on the application of any party to this agreement by the Arbitration Board of the Finnish Central Chamber of Commerce.

     (5) The accountants appointed under subclause 4(4) above (the "Independent Accountants") shall act on the following basis:

          (a) their terms of reference shall be to determine an amount which in their opinion represents the item or items in dispute, as notified to them in writing by either the Sellers or the Purchaser within 10 days of their appointment and confirm the EBIT Statement following such determination which shall be final and binding between the parties;

          (b) the Sellers and the Purchaser shall each provide the Independent Accountants with all information which they reasonably require and the Independent Accountants shall be entitled (to the extent they consider it appropriate) to base their opinion on such information and on the accounting and other records of the Company;

          (c) the determination of the Accountants shall (in the absence of manifest error) be conclusive and final without recourse to arbitration; and

          (d)  their costs shall be borne by the Company.

     (6) On determination of the 1999 EBIT the Purchaser shall pay to the Sellers, as further consideration for the sale of the Shares, a sum (which may be nil) which shall be calculated as follows (the "1999 Payment"):

                                [OBJECT OMITTED]

     (7) On determination of the 2000 EBIT the Purchaser shall pay to the Sellers, as further consideration for the sale of the Shares, a sum (which may be nil) which shall be calculated as follows (the "2000 Payment"):

                                [OBJECT OMITTED]

     (8) On determination of the 2001 EBIT the Purchaser shall pay to the Sellers, as further consideration for the sale of the Shares, a sum (which may be nil) which shall be calculated as follows (the "2001 Payment"):

                                [OBJECT OMITTED]

     (9) The 1999 Payment, the 2000 Payment and the 2001 Payment shall be made by the Purchaser to the Sellers within one month of the relevant EBIT Statement being finally determined in accordance with sub-clauses 4(3), 4(4) and 4(5).

     (10) Subject to the terms of clause 5, the Purchaser may deduct from any amount of Additional Cash Consideration due and payable any sum due to it in respect of any breach of the obligations, Warranties and undertakings on the part of the Sellers in this agreement. If the amount claimed exceeds the amount of Additional Cash Consideration deposited in the Escrow Account at that date, the Purchaser may deduct the balance from any amount of Deferred Consideration due and payable or which becomes due and payable.

     (11) The Sellers shall be entitled to the Deferred Consideration (if any) in the proportions shown in column E of Schedule 1.

     (12) In the period from Completion to 31st August, 2001:

          (a) the Purchaser shall not require that the Company buys products manufactured or distributed by the Purchaser's Group unless such products are competitive in terms of price, quality and delivery time with similar products manufactured or distributed by third party suppliers, in which case the Company may be required to purchase the product manufactured or distributed by the Purchaser's Group unless a customer of the Company specifies otherwise;

          (b) subject to the restrictions in subclause 4(12)(a) above, the Purchaser shall not restrict the Company from purchasing products and services from suppliers which are not members of the Purchaser's Group;

          (c)  any decision concerning:

               (i) the price of goods or services sold to members of the Purchaser's Group;

               (ii) the employment of new personnel the aggregate annual costs of which is in excess of FIM 500,000;

               (iii) the appointment of a new Managing director;

               (iv) individual investments exceeding FIM 100,000;

               (v) changing the nature of or relocating the business as it is currently carried on;

               (vi) division of the Company or its business; and

               (vii) changing the bookkeeper of the Company,

          shall require the approval of both the Purchaser's representatives and at least one of the Seller's representatives on the board of directors of the Company, each such representative having been appointed in accordance with subclause 4(12)(g), it being acknowledged and agreed by the Sellers that they shall not act unreasonably in obstructing the Purchaser's management of the Company;

          (d) the Purchaser shall not cease or assign the business currently carried on by the Company or any part thereof without the prior consent of the Sellers, such consent not to be unreasonably withheld, and the Purchaser shall not reduce the operations of the business currently carried on by the Company, except in response to a decline in production requirements caused by market conditions;

          (e) The Purchaser shall not restrict the Company from selling to customers of the Company as at the Completion Date or new customers in Finland and Norway on terms and conditions consistent with past practice, including the use of any trade or business name currently used by the Company. The Company shall also be permitted to sell its products to new customers in Sweden, having first consulted with Denison Hydraulik Svenska AB and, if no agreement is reached with Denison Hydraulik Svenska AB, subject to the approval of the Guarantor.

          The Purchaser shall not and the Guarantor shall procure that members of the Purchaser's Group do not establish competing organisations in Norway or Finland, it being agreed that members of the Purchaser's Group may continue to do business in Norway or Finland on the same basis as business is carried on at Completion.

          The Purchaser represents and warrants to the Sellers that existing distribution agreements in Finland and Norway are not in respect of products similar to those currently produced by the Company and the Company will not be liable to pay any costs pursuant to such distribution agreements nor will the business of the Company be restricted in Finland or Norway following Completion for any reason due to the aforementioned distribution agreements;

          (f) the Purchaser shall not restrict the Company from borrowing money from its bankers for working capital and capital expansion purposes as set out in the business plan approved by the board of directors of the Company (provided that such loans shall be without recourse to the Purchaser or members of the Purchaser's Group);

          (g) the board of directors of the Company shall consist of four members, two of whom shall be nominated by each of the Purchaser (Anders C H Brag and David L Weir) and the Sellers respectively;

          (h) the Purchaser shall nominate the chairman of the board of directors (Anders C H Brag), the chairman to have a casting vote; and

          (i) board meetings of the Company shall be held once each calendar year at Tampere, and if held more than once each calendar year, at a venue to be agreed.

5.   WARRANTIES

     (1)  Each of the Sellers represents and warrants to the Purchaser that:

          (a) except as fully and fairly disclosed to the Purchaser in the Disclosure Letter or this agreement, each of the statements set out in Schedule 4 is true and accurate;

          (b) all information relating to the Company or its assets or affairs which would be material for value of the shares, undertakings or assets of the Company as a whole is contained in this agreement and the Disclosure Letter; and

          (c) all information contained or referred to in the Disclosure Letter is true and accurate and fairly presented and nothing has been omitted from the Disclosure Letter which renders any of that information incomplete or misleading.

     (2) Each of the Warranties set out in the several paragraphs of Schedule 4 is separate and independent and except as expressly provided to the contrary in this agreement is not limited by reference to any other paragraph of Schedule 4 and none of the Warranties shall be treated as qualified by any actual or constructive knowledge on the part of the Purchaser or any of its agents.

     (3) Disclosures in the Disclosure Letter or otherwise in this agreement shall be deemed as disclosure against all the Warranties.

     (4) Subject to the terms of this clause 5 the Sellers shall indemnify (and keep indemnified) the Purchaser from and against any direct damages, costs (including legal costs), liabilities and expenses incurred by the Company and members of the Purchaser's Group by reason of any breach of the Warranties or any of the Warranties being untrue or misleading.

     (5) In the absence of fraud, dishonesty or wilful concealment on the part of the Sellers or their agents or advisers the liability of the Sellers in respect of the Warranties:

          (a) shall not exceed the aggregate of the Initial Cash Consideration, the Additional Cash Consideration, and the Deferred Consideration actually paid by the Purchaser and shall be limited in the case of each individual Seller to the amount received by that Seller;

          (b) shall not arise unless the amount of all claims made in respect of the Warranties (or which would have been made but for the operation of this paragraph) exceeds FIM450,000 in which case the Purchaser shall be entitled to claim for all such breaches and not merely the excess over FM450,000; and

          (c)  shall terminate:

               (i) on the fifth anniversary of Completion in respect of those matters set out in Part D (Taxation) and Part C.6 (Anti-competitive Arrangements) of Schedule 4 and any other matters so far as they relate to taxation;

               (ii) on the third anniversary of Completion in respect of those matters set out in Part A.11 (Environmental Matters) of
                    Schedule 4; and


              (iii) on the second anniversary of Completion in respect of all other matters contained in Schedule 4;

          except in respect of any claim of which notice in writing is given to the Sellers before that date.

     (6) If a Seller or Sellers are in breach of the Warranties set out in paragraphs A.3, A.4(3), A.4(5), A.13(l), A.13(2) or A.13(3)(a)(i) of
          Schedule 4 or any other covenant or undertaking in this agreement only the Seller or Sellers who are in breach of such Warranties, covenant(s) or undertaking(s) shall be liable to indemnify the Purchaser in respect of any such breach.

     (7) The Purchaser shall be entitled to be indemnified for the full amount of direct damages, loss, liability or expense suffered by the Purchaser in respect of a breach of this agreement (including a breach of Warranty). However, the Purchaser shall have no right to invoke a breach of this agreement if the breach is covered by an insurance payment to the Purchaser or a member of the Purchaser's Group.

     (8)
          (a) In the event the Purchaser or the Company receives a claim from a third party which may result in the Purchaser having a claim against the Sellers under the Warranties, the Purchaser shall not defend or settle the claim without first consulting with the Sellers and when settling any such claim the Purchaser shall take the reasonable commercial interests of the Sellers into account.

          (b) In the event the Company or the Purchaser has a claim against a third party in relation to any matter which constitutes a breach of this agreement by the Sellers, upon payment of any indemnification or compensation by the Sellers to the Purchaser, the Sellers shall be subrogated in respect of all rights to reimbursement or indemnification against such third party to the extent of the amount paid to the Purchaser. The parties agree that they will take all such steps as may be necessary or appropriate to effect such subrogation.

     (9) Any payment made by the Sellers in respect of a breach of the Warranties shall be deemed to be a reduction in the consideration for the sale and purchase of the Shares.

6.   COMPLETION

     (1) Completion shall take place at the offices of the Company immediately after the signature of this agreement.

     (2)  At Completion the Sellers shall procure:

          (a)  the delivery to the Purchaser of:

               (i) duty executed transfers in favour of the Purchaser of all the Shares;

               (ii) a certified copy of the Accounts;

               (iii) the share certificate(s) representing the Shares (or an express indemnity in a form satisfactory to the Purchaser in the case of any found to be missing);

               (iv) an extract from the trade register including the articles of association, the share register and shareholders' register of the Company;

               (v) the documents of the title registration in respect of the immovable Properties;

               (vi) proof in a form satisfactory to the Purchaser that the
                    Company has filed a tax return for the financial year ending 31st August, 1998 with the competent authorities;

               (vii) the resignations of such directors of the Company as the
                    Purchaser may request, in each case acknowledging that he has no claim against the Company whether for loss of office or otherwise; and

               (viii) evidence in a form satisfactory to the Purchaser that the minor, Mika Laakso, is entitled to transfer his Shares.

          (b) that a general meeting of the Company is held at which it is resolved that:

               (i) such persons as the Purchaser and the Sellers nominate in accordance with subclause 4(12)(g) are appointed as directors of the Company;

               (ii) Ernst & Young of Helsinki are appointed as auditors and the appointment of Tilintarkastustoimisto Idman & Wilen Oy is terminated; and

               (iii) its bank mandates are revised in such manner as the
                    Purchaser requires.

     (3) Simultaneously with completion of all the matters referred to in subclause (2) above the Purchaser shall pay (i) the Initial Cash Consideration to the Sellers; and (ii) the Additional Cash Consideration into the Escrow Account.

     (4) If for any reason the provisions of subclause (2) above are not fully complied with the Purchaser may elect (in addition and without prejudice to all other rights or remedies available to it) to rescind this agreement or to fix a new date for Completion.

7.   GUARANTEE

     (1) The Guarantor guarantees to each Seller the due and punctual payment and performance of all the obligations of the Purchaser arising under this agreement.

     (2)  The obligations of the Guarantor under this clause:

          (a) constitute a direct, primary and unconditional liability to pay on demand to each Seller any sum which the Purchaser is liable to pay under this agreement without the need for any recourse on the part of a Seller against the Purchaser;

          (b) will not be affected by any time or indulgence granted to the Purchaser by a Seller;

          (c) will not be affected by any legal limitation, disability or other circumstances relating to the Purchaser; and

          (d) is a continuing guarantee and shall remain in force until all obligations of the Purchaser under this agreement have been satisfied.

     (3) The Sellers shall procure that prior to Completion the Company is released from all (if any) guarantees and indemnities given by it in favour of the Sellers.

8.   PROTECTIVE COVENANTS

     (1) The Purchaser undertakes to procure that the Company enters into and Jari Toikka, Jussi Hanski, Tapio Lehti and Jussi Estola undertake to enter into employment agreements for a fixed period of three (3) years on terms and conditions no less favourable than under these Key Persons' current agreements. The Purchaser undertakes to procure that the Company enters into and Martti Jussila undertake to enter into a Managing Director's Agreement for a fixed period of three (3) years on terms and conditions no less favourable than under Martti Jussila's current agreement. The Key Persons and the Purchaser on behalf of the Company undertake to negotiate such agreements by the end of January 1999. If any of such agreement(s) is not entered into by the end of January 1999, sub-clause 8(5) shall apply concerning such Key Person(s) until such agreement(s) are entered into.

     (2) Each of the Sellers (excluding Mika Laakso) separately covenants with the Purchaser that he or she will not, either alone or jointly or as manager, agent for or consultant or employee of any person directly or indirectly, unless acting for or on behalf of the Company:

          (a) for a period of five years from Completion be concerned in any business carrying on business in Finland, Norway or Sweden which is competitive or likely to be competitive with any of the businesses carried on by the Company at Completion; or

          (b) for a period of five years from Completion canvass or solicit orders for goods of similar type to those being manufactured or dealt in or for services similar to those being provided by the Company at Completion from any person who is at Completion or has been at any time within the year prior to Completion a supplier or customer of the Company; or

          (c) for a period of five years from Completion induce or attempt to induce any supplier of the Company to cease to supply, or to restrict or vary the terms of supply, to the Company; or

          (d) for a period of five years from Completion induce or attempt to induce any employee of the Company to leave the employment of the Company; or

          (e) make use of or (except as required by law or any competent regulatory body) disclose or divulge to any third party any information of a secret or confidential nature relating to the business or affairs of the Company or its customers or suppliers; or

          (f) use or (insofar as it can reasonably do so) allow to be used (except by the Company) any trade name used by the Company at Completion or any other name intended or likely to be confused with such a trade name.

     (3)  For the purposes of subclause (1) above:

          (a) a Seller is concerned in a business if it carries it on as principal or agent or if:

               (i) it is a partner, director, consultant or agent in, of or to any person who carries on the business; or

               (ii) it has any direct or indirect financial interest (as
                    shareholder or otherwise) in any person who carries on the business; or

               (iii) it is a partner, director, consultant or agent in, of or to any person who has a direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business disregarding any financial interest of a person in securities which are listed on any recognised stock exchange if that person and the Sellers are interested in securities which amount to less than 5 per cent. of the issued securities of that class and which, in all circumstances, carry less than 5 per cent. of the voting rights (if any) attaching to the issued securities of that class; and

          (b)  references to the Company include its successors in business.

     (4) If on the date 3 years from Completion a Key Person is no longer employed by the Company, the restrictions set out in subclauses 8(l)(a), (b) and (c) shall not prevent the relevant Key Person from being employed in any business and the restrictions in subclauses 8(l)(a), (b) and (c) shall be deemed to be released to the extent necessary to permit the relevant Key Person to provide his or her services as an employee.

     (5) If the employment of a Seller (not being a Key Person) is terminated before the date 3 years from Completion against his or her will by the Company for reasons other than those set out in section 43 of the Finnish Employment Contracts Act, the restrictions set out in subc1auses 8(l)(a) and (b) shall be deemed to be released to the extent necessary to permit the relevant Seller to provide his or her services as an employee. If such a Seller is no longer employed by the Company after the date 3 years from Completion then the restrictions set out in subclauses 8(l)(a) and (b) shall be deemed to be released to the extent necessary to permit the relevant Seller to provide his or her services as an employee.

     (6) Each of the restrictions in each paragraph or subc1ause above shall be enforceable by the Purchaser independently of each of the others and its validity shall not be affected if any of the others is invalid; if any of those restrictions is void but would be valid if some part of the restrictions were deleted the restriction in question shall apply with such modification as may be necessary to make it valid.

     (7) The Sellers acknowledge that the above provisions of this clause are no more extensive than is reasonable to protect the Purchaser as the purchaser of the Shares.

9.   ANNOUNCEMENTS

     No party shall make any announcement concerning this sale and purchase or any ancillary matter before, on or after Completion except as required by law or any competent regulatory body (including the Nasdaq National Market) or with the written approval of Martti Jussila on behalf of the Sellers and the Purchaser (as the case may be), such approval not to be unreasonably withheld or delayed.

10.  NOTICES

     (1) Any notice or other document to be served under this agreement may be delivered, sent as a registered letter or by facsimile process to the party to be served at the address and number appearing below or at such other address or number as it may have notified to the other party in accordance with this clause:

          (a)  to each of the Sellers at the addresses set out in Schedule 1;

          (b)  to the Purchaser:
               Denison International plc
               14249 Industrial Parkway
               Marysville, Ohio 43040
               United States of America
               Fax: 00 1 937 644 0827
               Marked for the Attention of: Chief Financial Officer

     (2)  Any notice or document shall be deemed to have been served:

          (a)  if delivered, at the time of delivery; or

          (b) if posted, at 10.00 a.m. on the fifth business day after it was put into the post; or

          (c) if sent by facsimile process, at the expiration of 2 hours after the time of despatch, if despatched before 3.00 p.m. on any business day, and in any other case at 10.00 a.m. on the business day following the date of despatch.

     (3) In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted as a registered air mail letter or that the facsimile message was properly addressed and despatched as the case may be.

11.  RESOLUTIONS AND WAIVERS

     (1) In relation to the Company the Sellers shall procure the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions as are necessary under the law, its articles of association or any agreement or obligations affecting it to give effect to this agreement.

     (2) Each of the Sellers waives (and shall procure the waiver by its nominee(s) of) all rights of pre-emption which it (or such nominee(s)) may have (whether under the Company's articles of association or otherwise) in respect of the transfer to the Purchaser or its nominee(s) of the Shares or any of them.

12.  GENERAL

     (1) Each of the obligations, Warranties and undertakings set out in this agreement which is not fully performed at Completion will continue in force after Completion.

     (2) The Purchaser shall indemnify the Sellers for any loss or damage resulting from the failure by the Company to pay dividends to the Sellers declared in the general meeting of the shareholders of the Company on 7th December, 1998 for payment on or before 5th January, 1998.

     (3) Unless otherwise expressly stated all payments to be made under this agreement shall be made in Finnish Marks to the party to be paid as follows:

          (a) to the Sellers by delivery to them in immediately available funds to the account at:

          bank:                        Merita Bank

          swift code:                  MRITFIHH
          account number:              114650-125 8641

          or such other account as the Sellers may specify; and

          (b) to the Purchaser by delivery to it in immediately available funds to the account at:

          bank:                        Provident Bank
                                       1 East 4th Street
                                       Cincinnati, Ohio 45202
                                       United States of America
          sort code:                   042000424
          account number:              0697-063

          or such other account as the Purchaser may specify.

          If any payment under this agreement denominated in Finnish Marks cannot be effected in that currency, the payment shall be effected in any equivalent currency.

     (4) The receipt of Martti Jussila on behalf of the Sellers for any sum or document to be paid or delivered to the Sellers will discharge the Purchaser's obligation to pay or deliver it to the Sellers.

     (5) If the Shares are sold or transferred after Completion, the benefit of each of the obligations, Warranties and undertakings undertaken or given by the Sellers may be assigned to the purchaser or transferee of the Shares who may enforce them as if it had been named in this agreement as the Purchaser.

     (6) Subject to subclause (5) above none of the rights or obligations under this agreement may be assigned or transferred without the prior written consent of all the parties.

     (7) If any warranty or indemnity payments due under this agreement from the Sellers are liable to Taxation (whether in the hands of the Purchaser or the Company) the Sellers shall be liable under the subclause to pay to the Purchaser or the Company such further sums as will ensure that the aggregate of the sums paid or payable under this agreement shall, after deducting therefrom all liabilities for Taxation in respect of such sums, leave the Purchaser and the Company with the same amount as they would have been entitled to receive under this agreement in the absence of any such liability for Taxation.

     (8)  Time is of the essence in relation to this agreement.

     (9)  With the exception of:

          (a) transfer tax assessed in Finland in connection with the transfer of the Shares to the Purchaser, which shall be borne by the Purchaser; and

          (b) costs payable to Merita Bank Oyj in connection with the opening and running of the Escrow Account, which shall be borne by the Sellers,

     each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this agreement.

     (10) This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any party may enter into this agreement by executing a counterpart.


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


13.  WHOLE AGREEMENT

     (1) This agreement and the documents referred to in it contain the whole agreement between the parties relating to the transactions contemplated by this agreement and supersede all previous agreements between the parties relating to these transactions.

     (2) Each of the parties acknowledges that in agreeing to enter into this agreement it has not relied on any representation, warranty, collateral contract or other assurance (except those set out in this agreement and the documents referred to in it) made by or on behalf of any other party before the signature of this agreement. Each of the parties waives all rights and remedies which, but for this subclause, might otherwise be available to him in respect of any such representation, warranty, collateral contract or other assurance, provided that nothing in this subclause shall limit or exclude any liability for fraud.

14.  GOVERNING LAW

     (1) This agreement is governed by and shall be construed in accordance with the laws of Finland.

     (2) Any dispute, controversy or claim arising out of or relating to this agreement (other than the determination of an EBIT Statement, which shall be dealt with in accordance with clause 4) or the termination, breach or invalidity thereof shall be finally settled by arbitration in accordance with the Arbitration Rules of the Finnish Central Chamber of Commerce. Any arbitration hearing shall be held in Helsinki.

AS WITNESS the hands of the duly authorised officers of the Sellers and of the Purchaser on the date which appears first on page 1.



                                      -20-